Exhibit 6(h)

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of the 1st day of August 2020 (the “Effective Date”) by and between THE CHOSEN, LLC, a Utah limited liability company (the “Company”) and Derral Eves an individual (“Employee”).

RECITALS

A.           The Company produces a multi-season television series on the life of Jesus Christ (“The Chosen”).

B.           The Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions set forth herein.

C.           The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Employee is employed by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee, it is hereby agreed as follows:

ARTICLE 1
EMPLOYMENT

1.1           At Will Employment. The employment of Employee shall be “at-will” at all times. The Company may terminate Employee’s employment with the Company at any time and the Employee may quit Employee’s employment with the Company at any time, without any advance notice, and for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon such termination of employment, all obligations of the Company under this Agreement shall cease except as otherwise specifically provided herein.

1.2           Position and Duties. Employee shall be employed in the position of Executive Producer and Chief Executive Officer (“CEO”) and shall be subject to the authority of, and shall report to, the manager of the Company (the “Manager”). Employee’s duties and responsibilities shall include all those duties and responsibilities customarily attendant to the position of an Executive Producer and CEO which includes supervising the creative content and the financial aspects of the production of The Chosen together with such activities typically attendant to the position of CEO.

1.3           Position and Expectations. During the term of Employee’s employment (the “Employment Term”), Employee shall (a) devote sufficient business time, attention and energies to the business of the Company to fulfill the function of CEO and Executive Producer of The Chosen, (b) use his best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner, and (c) comply at all times with all policies and codes of conduct of the Company, as such policies and codes may change from time to time. The Company understands and acknowledges that Employee’s duties and responsibilities will not require all of Employee’s business time and efforts and agrees that during Employee’s employment with the Company Employee may engage in outside business activities so long as such outside business activities do not conflict with the business of the Company or his obligations under this Agreement; provided, however, that the foregoing shall in no way waive, modify, or limit Employee’s other agreements and obligations hereunder, including without limitation Article 3.

ARTICLE 2
COMPENSATION AND OTHER BENEFITS

2.1           Base Salary. The Company shall pay Employee an annual salary of $180,000 (“Base Salary”), payable in accordance with the normal payroll practices of the Company. Employee’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated executives and may be adjusted in the sole discretion of the Company. Employee’s Base Salary does not include bonuses paid by the Company.

2.2           Benefit Plans. Employee shall be eligible to participate in and receive benefits under the employee benefit plans, practices, policies, perquisites and programs established and maintained by the Company from time to time for which employees of the Company are generally eligible, in each case, subject to the eligibility and participation requirements thereof. Unless and until the Company provides health insurance benefits to its Employees, it will reimburse Employee the out of pocket costs incurred by Employee to pay the basic membership for himself and his immediate family members with Samaritan Ministries health sharing plan or a similar benefit under a similar health sharing plan.

2.3           Expenses. The Company shall reimburse Employee for authorized and approved expenses incurred by Employee during the Employment Term in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses; provided, that Employee shall provide to the Company documentation or evidence of expenses for which Employee seeks reimbursement in accordance with the policies and procedures established by the Company from time to time.

ARTICLE 3
CONFIDENTIALITY; NONCOMPETITION

3.1           Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:

(a)           Definitions. For purposes of this Agreement, the following terms are defined as follows:

(i)           “Invention” means any discovery, improvement or idea (whether or not described in writing or reduced to practice, and whether patentable or not) made solely by Employee or jointly with others, during employment by the Company: (i) relating to The Chosen or any of the Company’s other media productions, if any; or (ii) relating to any work or investigations conceived or carried on by Employee in connection with or because of The Chosen or any of the Company’s other media productions, if any.

(ii)           “Work of Authorship” means any literary, pictorial, sculptural, graphic or audio-visual work, as well as any computer program or system, whether published or unpublished, and whether copyrightable or not, in whatever form and in whatever media, originated solely by Employee or jointly with others, during employment by the Company or within one (1) year thereafter: (i) relating to The Chosen or any of the Company’s other media productions, if any; or (ii) relating to ideas, work or investigations conceived or carried on by Employee in connection with or because of The Chosen or any of the Company’s other media productions, if any.

(iii)           “Trade Secret” means unpublished Inventions and Works of Authorship as well as all information possessed by or developed for the Company, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(iv)           “Confidential Information” means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company and which relates to the Company’s existing or potential business or technology, which information is generally not known to the public and which information the Company seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including all information obtained in connection with client engagements.

(b)           Ownership of Intellectual Property. In the event Employee, individually or jointly with others, makes an Invention, originates a Work of Authorship, creates Confidential Information or creates a Trade Secret while employed by the Company, it shall, without further payment, immediately become the property of the Company throughout the world. In addition:

(i)           Employee shall disclose and communicate to the Company promptly and fully all such Inventions made, Works of Authorship originated and Trade Secrets and Confidential Information created;

(ii)           Whether during or after Employee’s employment by the Company and without charge to the Company, but at its request and expense, Employee shall execute patent applications, copyright applications, assignments and other documents relating to each Invention and Work of Authorship necessary or proper to vest ownership in the Company and to obtain, maintain and enforce patents, certificates of copyright registration, and other proprietary rights to the Inventions and Works of Authorship throughout the world; and

(iii)           Whether during or after Employee’s employment by the Company and without charge to the Company, but at its request and expense, Employee shall give affidavits and testimony as to facts within Employee’s knowledge in connection with any such Inventions and Works of Authorship in any administrative proceedings, arbitration, litigation or controversy relating thereto.

(iv)           Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys in fact to act for and in Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee. The foregoing designation and appointment shall constitute an irrevocable power of attorney, and are deemed by the Company and Employee to be, coupled with an interest.

(v)           Employee acknowledges that all original works of authorship (including software (in source or object code forms)) which are made by him (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).

(c)           Nondisclosure of Confidential Information. Except as required in the conduct of the Company’s business or as expressly authorized in writing on behalf of the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, for a two year period following the termination of Employee’s employment Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply in the following circumstances: (i) when disclosure of Confidential Information is required by law or by any court, arbitrator, mediator or administrative or legislative body; provided, that prior to such disclosure Employee shall provide to the Company prompt notice of such required disclosure to enable the Company to seek a protective order or other relief, and reasonably cooperate with the Company in connection with seeking any such order or other relief; or (ii) with respect to Confidential Information that becomes generally known to the public other than due to (A) Employee’s violation of this Agreement or any other obligation or duty to the Company or (B) a disclosure by a third party who owes the Company an obligation of confidence in relation to such Confidential Information. This prohibition also does not prohibit Employee’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

(d)           Trade Secrets. During Employee’s employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company’s Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company’s Trade Secrets as long as they remain, without misappropriation, Trade Secrets. Notwithstanding the foregoing, Employee understands that, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (i) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b). Employee understands that in the event it is determined that disclosure of the Trade Secrets of the Company was not done in good faith pursuant to the above, Employee shall be subject to damages under federal criminal and civil law, including punitive damages and attorneys’ fees.

(e)           Policy on Documents. In any event, and regardless whether Confidential Information or Trade Secrets are involved, Employee will not remove from the Company premises or publish any copies or originals of contracts, sales invoices, purchase orders, leases, pricing information, bid forms, government filings, blueprints, designs, plans, processes, technical information, computer media or files, or other documents or materials pertaining to the Company’s business, unless required in the course of employment by the Company or unless expressly authorized in writing by the Company.

3.2           Non-Solicitation. For a two year period following the termination of Employee’s employment, Employee will not solicit, or assist another person to solicit, any employee, supplier or independent contractor of the Company (including, without limitation, any actor or other party participating in the production of The Chosen) to terminate such employee’s employment or terminate or curtail such supplier’s or independent contractor’s business relationship with the Company.

3.3           Return of Materials. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company’s papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain confidential information or trade secrets.

3.4           Post-Employment Assistance. After the termination of Employee’s employment with the Company for any reason, Employee shall, upon reasonable notice, furnish the Company with such information as may be in Employee’s possession or control, and cooperate with the Company, as the Company may reasonably request, in connection with any litigation, claim, or other dispute in which any Company or any of its Affiliates is or may become a party, provided that following termination of Employee’s employment with the Company, any such assistance shall not unreasonably interfere with Employee’s personal or business affairs. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in fulfilling Employee’s obligations under this Section 3.4. For purposes of this Agreement, the term “Affiliates” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

3.5           Disclosure to Future Employer. During the term of Employee’s employment and for a two year period following the termination of Employee’s employment Employee shall disclose the existence and contents of this Agreement to any potential employer prior to accepting employment with that employer.

3.6           No Conflicts. To the extent that they exist, Employee will not disclose to the Company any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.

3.7           Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.

3.8           Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and to recover from Employee the Company’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity or by statute.

ARTICLE 4
GENERAL PROVISIONS

4.1           Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications with respect to this Agreement, shall be in writing and shall be deemed delivered upon: (a) the personal delivery thereof; (b) upon transmission if transmitted by fax or e-mail and accompanied by a confirmation of valid transmission or receipt; (c) upon the earlier of (i) receipt or (ii) three days after posting by registered mail or certified mail, return receipt requested; or (d) on the next business day following delivery to a reliable and recognized overnight air freight delivery service; provided such notices (other than personal delivery which may be made at any location) shall be addressed or delivered to the parties at their respective physical addresses, fax numbers or e-mail addresses set forth below (or to such other physical address, fax number or e-mail address for a party as such party may have substituted by notice pursuant to this Section). Each of the foregoing methods of delivery is a writing for purposes of this Agreement.:

(a)           If to the Company:

The Chosen, LLC
4 South 2600 West, Suite 5
Hurricane, Utah 84737
phone:
email:
Attn: The Chosen Productions, LLC, Manager

If to Employee:
4 South 2600 West, Suite 5
Hurricane, Utah 84737
phone: 435-680-0580
email: derraleves@gmail.com

4.2           Effect of Prior Agreements. This Agreement contains the entire understanding between the Company and Employee relating to the subject matter hereof and, as of the Effective Date, will supersede any prior employment agreement between Employee and any Company Entity and any other agreement relating to the subject matter hereof between Executive and any Company Entity. From and after the Effective Date, Employee shall not be entitled to any rights or benefits, and the Company shall not have any obligations, under any prior employment agreement between Employee and the Company or any other agreement relating to the subject matter hereof between Employee and the Company. Employee acknowledges that has not relied, is not relying and will not (at any time) rely on any oral or written statements, promises, representations or warranties (whether made by the Company or any equity holder, partner, member, director, manager, officer, employee, agent or other representative of the Company or otherwise) that are not expressly set forth in this Agreement.

4.3           Withholding and Deductions. All amounts payable to Employee (or his estate, as applicable) pursuant to this Agreement shall be subject to such withholding and deductions by the Company as required by law and the applicable benefit plans of the Company.

4.4           Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

4.5           Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Employee, but may be assigned by the Company, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

4.6           Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

4.7           Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement (including, but not limited to, any claim regarding the scope or effect of this Section and any claim that this Section is invalid or unenforceable), or the breach hereof, shall be settled by a single arbitrator in binding arbitration conducted in St. George, Utah in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (or such other arbitration service as the parties may agree upon), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing. In addition to the Commercial Arbitration Rules of the AAA and unless otherwise agreed to by the parties, the following rules shall apply:

(a)           Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to 15 written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

(b)           Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c)           Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing.

The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action. However, notwithstanding the foregoing, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article 3 of this Agreement pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

4.8           Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

4.9           Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Utah, without regard to any rules of construction concerning the party responsible for the drafting hereof.

4.10           Counterparts. This Agreement may be executed in separate counterparts and may be executed and delivered by facsimile or electronically transmitted PDF copies, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

4.11           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

[Remainder of Page Intentionally Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has signed this Agreement, as of the date first above written.

COMPANY

The Chosen, LLC

By: /s/Dallas Jenkins_______
Name: Dallas Jenkins
Title: President

EMPLOYEE:

/s/Derral Eves_____________
Derral Eves